Exhibit 10.23

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT ("Agreement" or "FAA") is made and entered into on the 15th of March, 2006, by and between HFG International, Limited, a Hong Kong corporation ("HFG"), and Wonder Auto Group, a Hong Kong corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged; and

WHEREAS, HFG will advise the Company with regard to matters related to their efforts to complete a capital raising transaction generating gross offering proceeds of $20 million USD (the "Financing"), $12 million for the Company and $8million to purchase shares from current shareholders of the Company.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company's exclusive financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:

A.	Restructuring and Going Public Transaction.

(i) consult on the implementation of a restructuring plan (the "Restructuring") resulting in an organizational structure that will allow the Company to complete the Going Public Transaction;

(ii) assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation ("Pubco") domiciled in the United States of America, quoted on the "OTC BB" (a "Going Public Transaction"). Subject to completion of the due diligence, which demonstrates to HFG's sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, the Company's timely completion of a U.S. GAAP audit by April 30, 2006, and all required legal filings and review, HFG will use its best efforts to complete the Going Public Transaction and the Financing by May 31, 2006.

HFG acknowledges that the Pubco has no assets or liabilities of any kind and is not subject to any contingent legal liabilities, and HFG shall be responsible for any loss suffered by the Company as a result of any legal liabilities in the Pubco prior to the date of Going Public Transaction.

(iii) The Company acknowledges that it has presented HFG with financial projections (the "2006 Projections") indicating that the Company will report net income of at least $8.57 million, with an allowable 5% grace margin equating to Net Income of $8.14 million USD for the fiscal year ending December 31, 2006 (the "2006 Projected NI"), based upon an audit conducted in conformity with US GAAP and US based auditing standards. Actual reported net income for 2006 shall be referred to herein as ("2006 ARNI"),

If 2005 ARNI equals $6.5 million USD or greater, the completion of the Going Public Transaction will result in the investors in the Financing, the current shareholders of Pubco and HFG (collectively, the "New Shareholders") controlling, in the aggregate, 41.8% of Pubco's issued and outstanding stock following consummation of the Going Public Transaction.

The company acknowledges that in the event that 2005 ARNI comes in below $6.5 million, HFG shall have the right, in its sole discretion, to either terminate this Agreement or renegotiate its terms.

The Company and its shareholders further acknowledge that in the event the Company fails to meet the 2006 Projected NI, its current shareholders will deliver to the investors in the Financing and HFG shares of Pubco that they will receive as a result of their participation in the Going Public Transaction (the "Make Good Provision") based on the following:

The Company's shareholders shall place into escrow that number of shares of Pubco, to which they shall be entitled upon consummation of the Going Public Transaction, representing an amount of shares equal to 30% of the total shares outstanding following the closing of the Going Public Transaction (the "Make Good Shares"). In the event the Company fails to report net income of $8.14 million USD for fiscal 2006 the escrow agent will transfer collectively to the investors in the Financing and to HFG that number of Make Good Shares based from the following formula:

(($8.14 million- 2006 ARNI)/$8.14 million) X Make Good Shares

The Company will ensure that the Make Good Shares will be delivered within ten business days of the date the audit for fiscal 2006 is completed and will be registered under Section 5 of the Securities Act of 1933 for purposes of resale, which registration statement shall be filed with the SEC within 30 days of the delivery of the Make Good Shares. The registration statement shall remain effective and the prospectus constituting a part thereof available for delivery in connection with the resale of the Make Good Shares for a period of 12 months commencing on the delivery date of the Make Good Shares.

For the purpose of the Make Good Provision, in calculation of the 2006 ARNI, one time shell cost and one time legal expenses associated with the Going Public Transaction will not be deducted.

For the purpose of the Make Good Provision, "Force Majeure" shall mean all events, which were unforeseeable at the time this Agreement is signed, the occurrence and consequences of which cannot be avoided or overcome, and which arises after this Agreement is signed and prevent total or partial performance by any Party of this Agreement. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes and any other instances which cannot be foreseen, avoided or overcome. If an event of Force Majeure occurs, the Company's shareholders' obligations under this Make Good Provision affected by such an event shall be excused, without assuming the liability of breach of this Agreement. The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within 30 days sufficient evidence of the occurrence and duration of such Force Majeure.

B.	Post Transaction Period

Upon consummation of the Going Public Transaction, HFG agrees to:

(i) coordinate and supervise a training program for the purpose of facilitating new management's operation of Pubco (the Company agrees that all costs and expenses charged by third party consultants introduced by HFG and engaged by the Company will be the sole responsibility of the Company);

(ii) if necessary, coordinate the preparation by the Company's legal counsel of an information statement to be filed with the SEC to change Pubco's name and to in turn assist in obtaining a new CUSIP number and stock symbol for Pubco;

(iii) oversee third party development by third parties of Pubco's investor relations efforts, which effort shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; and (b) creating a complete investor relations strategy to be implemented in English and Chinese. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco or the Company will be the sole responsibility of the Company;

(iv) coordinate with the Company's legal counsel in the preparation and assembly of application materials for the listing of Pubco's common stock on a national exchange or quotation medium that may include, but shall not necessarily be limited to, the American Stock Exchange or the NASDAQ Stock Market;

(v) assist in coordinating future capital raising transactions; and

(vi) provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2. Financing. The Financing will be accomplished under terms and conditions that are mutually agreeable to the issuer and the investors. Following the completion of the Financing and Going Public Transaction, assuming 2005 ARNI of $6.5 million, the resulting percentage ownership of the Pubco will be as follows:

Previous Company Shareholders	58.2%

New Shareholders	41.8%

3. Financing Consideration. Subject to applicable law, any parties who facilitate the Financing will be paid a total cash amount equal to seven percent (7%) of the gross proceeds delivered upon consummation of a Financing.

Company will also agree to reimburse any facilitators of the Financing for all documented travel, lodging and other expenses incurred while completing the Financing during the term of this Agreement on the condition that such expenses are agreed in advance by the Company. Reimbursement is to be made within 10 days of receipt of a written request for reimbursement submitted to the Company.

4. Financing Conditions.

A.
The Company acknowledges that the closing of a Financing will be contingent upon (a) the Company's commitment to ensure that Pubco files a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering either the shares purchased in the Financing, or any security for which the purchased shares are exchanged, for resale, with offering proceeds not to be released from escrow until the registration statement is filed, (b) consummation of the Going Public Transaction in accordance with this FAA, and (c) the agreement by the Company that $500,000 of the net proceeds of the Financing will be placed into escrow and used for financial public and investor relations activities and the engagement of a US domiciled spokesperson(s) recommended by HFG for a period of at least 12 months following the closing of the Financing.

B.
HFG acknowledges that special permission must be obtained from the Company in the event that (a) an investor, other than the China Pinnacle Fund, wishes to make an investment that would result in a greater than 20% ownership in the Company after the Financing and Going Public Transaction and/or (b) less than 3 separate investors are participating in the Financing.

5. Exclusivity. HFG shall have the exclusive right for a period of twelve months (the "Exclusivity Period") from the date of this Agreement to effect a Financing on behalf of the Company. However, the right of exclusivity granted hereunder shall terminate in the event HFG advises the Company that it either unwilling or unable to facilitate the Financing. In addition, the Company agrees that in the event that this Agreement is terminated for any reason, other than upon the completion of a Financing, it shall not enter into discussions or negotiations with or close a financing, regardless of terms, with any party introduced by HFG as a possible investor or placement agent for the Financing, each of which shall be listed on Schedule "A" to this Agreement at the time of introduction, for a period of two years following the date of termination of this Agreement.

6. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company resulting from the Restructuring, or Pubco.

In addition, except in the event of an act constituting either willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the event that either the Restructuring, the Financing or the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company's inability to consummate either the Restructuring, the Financing or the Going Public Transaction. However, in the event HFG commits an act constituting either willful misconduct or gross negligence which makes it impossible to complete either the Financing or the Going Public Transaction, HFG shall indemnify the Company against all costs, including legal, accounting and other fees and expenses, arising from the Company's efforts to complete the Financing and the Going Public Transaction. It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to recommend the legal and accounting professionals for the transactions contemplated herein.

7. Authorization Period. HFG's engagement hereunder shall become effective on the date hereof (the "Effective Date") and will automatically terminate (the "Termination Date") on the first to occur of the following: (a) either party exercises their right of termination as provided for in this FAA, (b) the Company's breach of its covenants herein or (c) 12 months from the Effective Date. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. Except as to certain obligations of the Company under Section 5. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with the Restructuring, the Financing or the Going Public Transaction.

8. Fees and Expenses. Simultaneous with the closing of the Going Public Transaction, the Company shall pay to HFG a fee of US $450,000 (the "Fee"), via wire transferred funds, directly from the proceeds of the Financing.

In addition, the Company shall reimburse HFG for all documented travel and lodging expenses incurred by HFG personnel for providing the services under this Agreement during the term of this Agreement on the condition that such expenses are agreed in advance by the Company. Reimbursement is to be made within 10 days of receipt of a written request for reimbursement submitted to the Company.

9.  Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG's sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company's independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter. The Company shall also have the right to perform a due diligence investigation of the Pubco.

10. Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct.

11. Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Beijing.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the preceding paragraph of this Section 11.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG: HFG International, Limited

By:	/s/Timothy P. Halter
Timothy P. Halter,
Its: President

The Company: Wonder Auto Group

By:	/s/ Zhao Qing Jie
Name: Mr. Zhao QingJie
Its: Chairman

SCHEDULE A

NAME OF POTENTIAL INVESTOR	DATE INTRODUCED